Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Vice President, Strategy, Corporate Development &	5605 Carnegie Boulevard
	Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the First Quarter of 2017

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results[1]	Quarters Ended March 31,
Excludes Garlock Sealing Technologies LLC	2017	2016	% Δ
Net Sales	$295.8	$294.9	0.3%
Segment Profit	$36.0	$18.0	100.0%
Segment Margin	12.2%	6.1%
Net Income (Loss)	$6.4	$(46.8)	nm
Diluted Earnings (Loss) Per Share	$0.30	$(2.15)	nm
Adjusted Net Income (Loss)[2]	$9.5	$(0.2)	nm
Adjusted Diluted Earnings (Loss) Per Share[2]	$0.44	$(0.01)	nm
Adjusted EBITDA[2]	$42.7	$26.8	59.3%
Adjusted EBITDA Margin[2]	14.4%	9.1%

Pro Forma Financial Information	Quarters Ended March 31,
Includes Garlock Sealing Technologies LLC[3]	2017	2016	% Δ
Pro Forma Net Sales[2]	$337.9	$334.7	1.0%
Pro Forma Segment Profit[2]	$44.2	$24.0	84.2%
Pro Forma Segment Margin[2]	13.1%	7.2%
Pro Forma Adjusted Net Income[2]	$20.1	$8.6	133.7%
Pro Forma Adjusted EBITDA[2]	$53.9	$36.0	49.7%
Pro Forma Adjusted EBITDA Margin[2]	16.0%	10.8%
1Consolidated results for the first quarters of 2017 and 2016 reflect the deconsolidation of Garlock Sealing Technologies LLC ("GST") and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolutions Process, or "ACRP") in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it and the deconsolidation of OldCo, LLC ("OldCo") effective January 30, 2017 when it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in furtherance of the Asbestos Claims Resolution Process.
2See attached schedules for adjustments and reconciliations to GAAP numbers.
3Pro forma financial information in these tables and throughout this press release is presented as if GST and OldCo were reconsolidated with EnPro based on confirmation and consummation of the joint plan of reorganization filed pursuant to the comprehensive settlement announced on March 17, 2016. See attached unaudited condensed consolidated pro forma statements of operations.

CHARLOTTE, N.C., May 1, 2017 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month period ended March 31, 2017.

Business Highlights

•	Consolidated adjusted net income increased $9.7 million and pro forma adjusted net income increased $11.5 million in the first quarter compared to the same period in 2016.

•	Capital allocation highlights:

◦	The company purchased 60,800 shares for $4.0 million in the first quarter as part of the share repurchase program authorized in October 2015.

◦	The company paid a $0.22 per share dividend with a total value of $4.7 million.

•	The ACRP is proceeding towards plan confirmation according to the expected timeline. The confirmation hearing with the Bankruptcy Court is scheduled for the week of May 15th.

“The first quarter of this year was a breath of fresh air after nearly two years of persistent market headwinds,” said Steve Macadam, EnPro Industries President and CEO. “We experienced modestly strengthening conditions in many of the markets that we serve. Excluding the impact of foreign exchange translation, acquisitions and divestitures, our Sealing Products and Engineered Products segments grew consolidated sales by 3.1% and 4.4%, respectively, and pro forma sales by 3.2% and 4.1%, respectively, versus the first quarter of last year. While Power Systems sales declined year-over-year due to lower engine sales, cost reductions and strong aftermarket services sales resulted in an increase in segment profit. Across all of our segments, we maintained and benefited from our focus on disciplined cost management. We also continued to make progress on our plan to finalize the ACRP, and assuming timely receipt of the necessary court approvals and the absence of any appeals or other unanticipated delays, we expect consummation of the joint plan of reorganization and reconsolidation of GST and OldCo into EnPro to occur in the third quarter of this year. I am pleased that we are seeing positive results from our efforts over the past several years to strengthen our core businesses and create new growth opportunities, while entering the final stages of resolving the asbestos burden.”

Mr. Macadam continued, “We remain committed to our strategy to create shareholder value through earnings growth and balanced capital allocation, including disciplined investments for organic growth and innovation, strategic bolt-on acquisitions, and returning capital to shareholders through dividends and share repurchases. We continued to execute on this strategy in the first quarter through cost control, R&D investments in Power Systems and Sealing Products, a $4.0 million repurchase of shares and a $0.22 per share dividend.”

Semiconductor, food & pharma and aerospace continued to be strong, oil & gas and automotive improved, while industrial gas turbines, general industrial and nuclear demand remained flat. This positive momentum was partially offset by modest weakness in heavy-duty trucking. Net of divestitures, acquisitions contributed 1.1% sales growth on a consolidated basis and 1.0% sales growth on a pro forma basis, while foreign exchange had a negative impact of 1.1% on a consolidated basis and 1.0% on a pro forma basis. GST, which is the deconsolidated entity included in the pro forma results, benefited from small improvements in demand across the refining, steel and mining markets.

Segment profit in the first quarter was up year-over-year due to a variety of factors. Demand in Sealing Products and Engineered Products was positive compared to the same period a year ago. Power Systems benefited from a $0.5 million favorable accounting adjustment related to the EDF engine contract. The adjustment was driven by the weakening of the U.S. Dollar to Euro foreign exchange rate, net of an increase in the cost to complete the contract. Further, the year-over-year comparison for Power Systems was affected by $3.0 million of legal costs that Power Systems incurred to settle a lawsuit with AVL in the first quarter of 2016. The company-wide cost-reduction initiatives and general restructuring activities that occurred throughout the course of 2016 also positively affected profitability. Excluding the impact of the Rubber Fab acquisition, divestitures, restructuring, foreign exchange translation and the impact of reflecting the total projected loss on the long-term EDF contract in proportion to the percentage of completion of the contract, as is the accounting practice for positive gross margin long-term contracts, consolidated segment profit was 60.2% higher and pro forma segment profit was 55.9% higher compared to the first quarter of 2016.

Excluding restructuring costs, legal costs related to the AVL lawsuit in the first quarter of 2016, and SG&A costs associated with acquisitions and divestitures, segment SG&A in the first quarter was $8.2 million lower on a consolidated basis and $8.5 million lower on a pro forma basis versus the same period of 2016. The company-wide cost-reduction effort and the restructuring in the Sealing Products and Engineered Products segments completed during 2016 contributed to the year-over-year improvement. Restructuring charges for the quarter were $0.8 million on a consolidated and pro forma basis.

The company’s average diluted share count in the first quarter of 2017 was 21.8 million shares, which was roughly flat from the same period a year ago. Since the company’s net income in the first quarter of 2016 was negative, the share count for that quarter did not include 0.2 million potentially dilutive shares related to stock compensation. Treating those shares as if the company had positive net income in the first quarter of 2016, the company’s average diluted share count declined by 0.2 million, or 1.0%. The decrease was due to share repurchases in connection with the $50 million repurchase program authorized in October 2015, more than offsetting the effect of stock compensation award grants. During the first quarter, the company purchased 60,800 shares at a total cost of $4.0 million. Through the end of the first quarter, the company had purchased a total of 787,957 shares as part of the program, at a total investment of $39.6 million.

Corporate Expenses
Corporate expenses were $7.5 million in the first quarter of 2017 compared to $9.0 million in the same period last year. The year-over-year decrease was driven primarily by lower professional fees and administrative costs, and lower employee costs as a result of workforce reductions implemented in 2016.

Outlook
“We are encouraged by the positive performance to start the year, which was driven by improved volumes in Sealing Products and Engineered Products and a significant year-over-year reduction in SG&A costs. SG&A costs in the first quarter of 2016 were the highest of the year, with costs moderating considerably in the second through fourth quarters. We do not expect significant benefits from year-over-year SG&A cost comparisons for the rest of 2017, and therefore expect market growth, product mix and cost discipline to be the key drivers of our performance during the balance of the year. Given our first quarter results, current macroeconomic forecasts, order patterns and customer feedback, we are increasing our guidance for our 2017 pro forma adjusted EBITDA. Excluding the future impact of acquisitions, changes in foreign exchange, and any litigation or environmental charges, we are increasing our previous pro forma adjusted EBITDA estimated range of $188 million to $193 million to a revised estimated range of $193 million to $198 million,” said Mr. Macadam.

Pro Forma Results Including Deconsolidated Subsidiaries
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating metrics for EnPro and its deconsolidated subsidiaries, GST and OldCo, on a pro forma reconsolidated basis. These metrics are derived from tables attached to this press release that illustrate, on a pro forma basis, total financial results for the first quarters of 2017 and 2016 as if GST and OldCo were reconsolidated with EnPro based on confirmation and consummation of the joint plan of reorganization filed pursuant to the consensual comprehensive settlement announced on March 17, 2016. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the joint plan of reorganization. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, May 2, at 10:00 a.m. Eastern Time to discuss first quarter 2017 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 53479821. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the first quarters of 2017 and 2016 are attached to the release. Adjusted EBITDA anticipated for 2017 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. In addition, there are risks and uncertainties that may affect matters involving the voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims, which risks and uncertainties include, but are not limited to the risk that the joint plan of reorganization may not obtain necessary court approval, uncertainties related to pending objections to the joint plan, including any changes implemented in the resolutions of such objections, the actions and decisions of creditors, insurers and other third parties that have an interest in the bankruptcy proceedings, the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court, including any changes implemented in the resolutions of objections, delays in the confirmation or consummation of the joint plan, including as a result of any appeals, and risks and uncertainties affecting the ability to fund anticipated contributions under the joint plan as a result of adverse changes in results of operations, financial condition and capital resources, including as a result of economic factors beyond EnPro’s control. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2016, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDIX

Highlights of Segment Results: First Quarter of 2017

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Quarters Ended March 31,
($ Millions)	2017	2016	% Δ
Consolidated Sales	$179.3	$172.2	4.1%
Consolidated Segment Profit	$20.3	$14.7	38.1%
Consolidated Segment Margin	11.3%	8.5%
Consolidated Adjusted EBITDA[1]	$29.3	$24.8	18.1%
Consolidated Adjusted EBITDA Margin[1]	16.3%	14.4%
Pro Forma Sales[2]	$219.4	$211.1	3.9%
Pro Forma Segment Profit[2]	$27.6	$20.4	35.3%
Pro Forma Segment Margin[2]	12.6%	9.7%
Pro Forma Adjusted EBITDA1, [2]	$39.9	$33.9	17.7%
Pro Forma Adjusted EBITDA Margin[1,2]	18.2%	16.1%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Consolidated sales in semiconductor, food & pharma and aerospace continued to be strong, oil & gas improved, while industrial gas turbines, general industrial and nuclear demand remained flat. This positive momentum was partially offset by modest weakness in heavy-duty trucking. Pro forma net sales were impacted by the above factors plus modest increases in demand in refining, steel and mining.

•
Excluding the impact of acquisitions, divestitures and foreign exchange translation, consolidated sales increased 3.1% and pro forma sales increased 3.2% compared to the first quarter of 2016. Excluding the same items plus restructuring costs, consolidated segment profit increased 21.5% and pro forma segment profit increased 24.2%.

•
Excluding restructuring costs and SG&A costs related to acquisitions and divestitures, segment SG&A costs in the first quarter were $5.2 million lower on a consolidated basis and $5.3 million lower on a pro forma basis versus the same period of 2016.

Engineered Products Segment

	Quarters Ended March 31,
($ Millions)	2017	2016	% Δ
Consolidated Sales	$75.1	$73.7	1.9%
Consolidated Segment Profit	$9.5	$2.1	352.4%
Consolidated Segment Margin	12.6%	2.8%
Consolidated Adjusted EBITDA[1]	$14.1	$9.5	48.4%
Consolidated Adjusted EBITDA Margin[1]	18.8%	12.9%
Pro Forma Sales[2]	$75.2	$74.0	1.6%
Pro Forma Segment Profit[2]	$9.5	$2.2	331.8%
Pro Forma Segment Margin[2]	12.6%	3.0%
Pro Forma Adjusted EBITDA1, [2]	$14.1	$9.6	46.9%
Pro Forma Adjusted EBITDA Margin[1,2]	18.8%	13.0%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•
Sales increased in the first quarter versus prior year due to strength in European automotive, North American oil & gas, and general demand in Asia. Sales to the general industrial market were relatively flat in the first quarter versus prior year. Excluding the impact of foreign exchange translation and divestitures, consolidated sales increased 4.4% and pro forma sales increased 4.1% in the first quarter versus the same period in 2016.

•
Segment profit also increased in the first quarter versus prior year as a result of a combination of higher sales and cost improvements primarily from improved manufacturing efficiencies and the positive impacts from cost-reduction efforts and restructuring activities that occurred throughout 2016. Excluding the impact of restructuring costs, divestitures and foreign exchange translation, first quarter consolidated segment profit increased 103.0% and pro forma segment profit increased 98.0% from a year ago.

•	Excluding restructuring charges, both consolidated and pro forma segment SG&A costs in the first quarter were $1.9 million lower versus the same period of 2016.

Power Systems Segment

	Quarters Ended March 31,
($ Millions)	2017	2016	% Δ
Consolidated Sales	$42.4	$50.0	-15.2%
Consolidated Segment Profit	$6.2	$1.2	416.7%
Consolidated Segment Margin	14.6%	2.4%
Consolidated Adjusted EBITDA[1]	$7.3	$2.3	217.4%
Consolidated Adjusted EBITDA Margin[1]	17.2%	4.6%
Pro Forma Sales[2]	$44.3	$50.8	-12.8%
Pro Forma Segment Profit[2]	$7.1	$1.4	407.1%
Pro Forma Segment Margin[2]	16.0%	2.8%
Pro Forma Adjusted EBITDA1, [2]	$8.2	$2.5	228.0%
Pro Forma Adjusted EBITDA Margin[1,2]	18.5%	4.9%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Segment Highlights

•	Sales decreased in the first quarter versus the same period last year due to lower engine revenue.

•
Segment profit was higher in the first quarter compared to the same period last year due to decreased operating costs attributable to prior-year cost-savings initiatives, lower warranty costs and the positive year-over-year impact of $3.0 million of legal costs incurred in the first quarter of 2016 for the AVL legal settlement. Additionally, Power Systems recorded a $0.5 million positive accounting adjustment related to the EDF contract during the first quarter of the current year. Reflecting the total projected loss on the long-term EDF contract in proportion to the percentage of completion of the contract, as is the accounting practice for positive gross margin long-term contracts, and excluding the effect of the 2016 AVL charge, first quarter consolidated segment profit increased 43% and pro forma segment profit increased 60% from a year ago.

•
Excluding restructuring charges and a $3.0 million charge incurred in the first quarter of 2016 related to the AVL lawsuit, segment SG&A costs in the first quarter were $1.1 million lower on a consolidated basis and $1.2 million lower on a pro forma basis versus the same period of 2016.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	2017	2016
Net sales	$295.8	$294.9
Cost of sales	194.2	197.3
Gross profit	101.6	97.6
Operating expenses:
Selling, general and administrative	72.9	85.6
Asbestos settlement	—	80.0
Other	1.3	4.4
Total operating expenses	74.2	170.0
Operating income (loss)	27.4	(72.4)
Interest expense	(14.9)	(13.3)
Interest income	0.1	0.2
Other expense	(3.2)	(1.6)
Income (loss) before income taxes	9.4	(87.1)
Income tax benefit (expense)	(3.0)	40.3
Net income (loss)	$6.4	$(46.8)
Basic earnings (loss) per share	$0.30	$(2.15)
Average common shares outstanding (millions)	21.4	21.8
Diluted earnings (loss) per share	$0.30	$(2.15)
Average common shares outstanding (millions)	21.8	21.8

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Operating activities
Net income (loss)	$6.4	$(46.8)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7.3	7.4
Amortization	6.5	6.5
Asbestos settlement	—	80.0
Deferred income taxes	(0.1)	(44.5)
Stock-based compensation	1.9	1.6
Other non-cash adjustments	1.2	1.6
Change in assets and liabilities, net of effects of deconsolidation of business:
Accounts receivable, net	(12.6)	(0.9)
Inventories	(7.8)	(0.6)
Accounts payable	(0.5)	(15.8)
Other current assets and liabilities	(19.0)	(12.4)
Other non-current assets and liabilities	(2.9)	(4.5)
Net cash used in operating activities	(19.6)	(28.4)
Investing activities
Purchases of property, plant and equipment	(11.1)	(6.1)
Payments for capitalized internal-use software	(0.9)	(1.0)
Deconsolidation of OldCo	(4.8)	—
Other	0.2	0.2
Net cash used in investing activities	(16.6)	(6.9)
Financing activities
Proceeds from debt	254.8	112.8
Repayments of debt	(205.6)	(52.2)
Repurchase of common stock	(3.6)	(8.5)
Dividends paid	(4.7)	(4.6)
Other	(3.4)	(3.1)
Net cash provided by financing activities	37.5	44.4
Effect of exchange rate changes on cash and cash equivalents	0.9	(1.7)
Net increase in cash and cash equivalents	2.2	7.4
Cash and cash equivalents at beginning of period	111.5	103.4
Cash and cash equivalents at end of period	$113.7	$110.8
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$29.6	$27.9
Income taxes	$4.4	$3.7

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2017 and December 31, 2016
(Stated in Millions of Dollars)

	March 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$113.7	$111.5
Accounts receivable	221.9	208.1
Inventories	183.8	175.4
Other current assets	35.2	29.9
Total current assets	554.6	524.9
Property, plant and equipment	215.3	215.4
Goodwill	201.8	201.5
Other intangible assets	172.2	176.9
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	112.1	152.6
Other assets	36.7	38.2
Total assets	$1,529.6	$1,546.4
Current liabilities:
Short-term borrowings from GST	$32.1	$26.2
Notes payable to GST	309.3	12.7
Current maturities of long-term debt	0.2	0.2
Accounts payable	99.0	102.9
Asbestos liability - current	60.8	30.0
Accrued expenses	102.6	131.0
Total current liabilities	604.0	303.0
Long-term debt	468.8	424.8
Notes payable to GST	—	283.2
Asbestos liability	—	80.0
Other liabilities	94.5	96.9
Total liabilities	1,167.3	1,187.9
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	344.2	346.5
Retained earnings	85.4	84.0
Accumulated other comprehensive loss	(66.2)	(70.9)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	362.3	358.5
Total liabilities and equity	$1,529.6	$1,546.4

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

Sales
	2017	2016
Sealing Products	$179.3	$172.2
Engineered Products	75.1	73.7
Power Systems	42.4	50.0
	296.8	295.9
Less intersegment sales	(1.0)	(1.0)
	$295.8	$294.9

Segment Profit
	2017	2016
Sealing Products	$20.3	$14.7
Engineered Products	9.5	2.1
Power Systems	6.2	1.2
	$36.0	$18.0

Segment Margin
	2017	2016
Sealing Products	11.3%	8.5%
Engineered Products	12.6%	2.8%
Power Systems	14.6%	2.4%
	12.2%	6.1%

Reconciliation of Segment Profit to Net Income (Loss)
	2017	2016
Segment profit	$36.0	$18.0
Corporate expenses	(7.5)	(9.0)
Asbestos settlement	—	(80.0)
Interest expense, net	(14.8)	(13.1)
Other expense, net	(4.3)	(3.0)
Income (loss) before income taxes	9.4	(87.1)
Income tax benefit (expense)	(3.0)	40.3
Net income (loss)	$6.4	$(46.8)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income
(Loss) and Consolidated Adjusted Diluted Earnings (Loss) Per Share (Unaudited)
For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	2017			2016
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income (loss)	$6.4	21.8	$0.30	$(46.8)	21.8	$(2.15)
Income tax expense (benefit)	3.0			(40.3)
Income (loss) before income taxes	9.4			(87.1)
Adjustments:
Asbestos settlement	—			80.0
Restructuring costs	0.8			4.3
Environmental reserve adjustment	3.3			1.6
Acquisition expenses	0.1			0.4
Other	0.5			0.6
Adjusted income (loss) before income taxes	14.1			(0.2)
Adjusted income tax expense	(4.6)			—
Adjusted net income (loss)	$9.5	21.8	$0.44	$(0.2)	21.8	$(0.01)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income, earnings per share, and segment profit, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The acquisition expenses are included in selling, general and administrative expenses, and the restructuring costs, environmental reserve adjustment, and other are included as part of other operating expense and other expense.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 32.5%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$20.3	$9.5	$6.2	$36.0
Acquisition expenses	0.1	—	—	0.1
Restructuring costs	0.3	0.5	—	0.8
Depreciation and amortization expense	8.6	4.1	1.1	13.8
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$29.3	$14.1	$7.3	$50.7
Adjusted segment EBITDA margin	16.3%	18.8%	17.2%	17.1%

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$14.7	$2.1	$1.2	$18.0
Acquisition expenses	0.4	—	—	0.4
Restructuring costs	1.4	2.9	—	4.3
Depreciation and amortization expense	8.3	4.5	1.1	13.9
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$24.8	$9.5	$2.3	$36.6
Adjusted segment EBITDA margin	14.4%	12.9%	4.6%	12.4%

For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income (Loss) to Consolidated
Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Net income (loss)	$6.4	$(46.8)
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	14.8	13.1
Income tax expense (benefit)	3.0	(40.3)
Depreciation and amortization expense	13.8	13.9
EBITDA	38.0	(60.1)
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Asbestos settlement	—	80.0
Restructuring costs	0.8	4.3
Acquisition expenses	0.1	0.4
Environmental reserve adjustment	3.3	1.6
Other	0.5	0.6
Consolidated adjusted EBITDA	$42.7	$26.8

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process, which is ongoing.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (another subsidiary of EnPro and, at that time, GST’s direct parent) also joined in the settlement. The terms of the settlement are set forth in the Term Sheet for Permanent Resolution of All Present and Future GST Asbestos Claims and Coltec Asbestos Claims dated March 17, 2016 among EnPro, Coltec, GST, the GST Committee, the GST FCR and the Coltec Representatives included as Exhibit 99.2 to EnPro’s Form 8-K filed on March 18, 2016. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and technical amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016, December 2, 2016 and April 3, 2017. The joint plan of reorganization supersedes all prior plans of reorganization filed by GST with the Bankruptcy Court.

The joint plan of reorganization was subject to approval by a vote in favor of the plan by asbestos claimants. The solicitation process to obtain approval of the asbestos claimants was completed successfully on December 9, 2016, with 95.85% in number and 95.80% in amount of claims held by asbestos claimants casting valid ballots voting in favor of approval of the joint plan of reorganization. The joint plan of reorganization remains subject to approval by the Bankruptcy Court and the U.S. District Court for the Western District of North Carolina (the “District Court”) and, if so approved and consummated, would permanently resolve all current and future asbestos claims against GST and Coltec/OldCo, and would protect all of EnPro and its subsidiaries from those claims, which claims would be enjoined under Section 524(g) of the U.S. Bankruptcy Code. The hearing on objections to the joint plan of reorganization and to determine whether the Bankruptcy Court will confirm the joint plan of reorganization is scheduled to commence on May 15, 2017.

As contemplated by the comprehensive settlement, following the approval of the joint plan of reorganization by asbestos claimants, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the comprehensive settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017. Accordingly, the financial results of OldCo and its subsidiaries are not included in EnPro’s consolidated results after January 29, 2017. On February 3, 2017, the Bankruptcy Court issued an order for the joint administration of the OldCo Chapter 11 proceedings with the GST Chapter 11 proceedings.

The joint plan of reorganization provides for the establishment of a trust (the “Trust”) to be fully funded within a year of consummation of the joint plan of reorganization. The Trust is to be funded with aggregate cash contributions by GST LLC and Garrison of $370 million made at the effective date of the joint plan of reorganization and by the contribution made by OldCo at the effective date of the joint plan of reorganization of $30 million in cash and an option, exercisable one-year after the effective date of the joint plan of reorganization, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million and the obligation of OldCo to make a deferred contribution of $60 million in cash no later than one year after the effective date of the joint plan of reorganization. This deferred contribution is to be guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. Under the joint plan of reorganization, the Trust will assume responsibility for all present and future asbestos claims arising from the conduct, operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, all non-asbestos creditors will be paid in full and EnPro will retain ownership of OldCo, GST LLC and Garrison.

The consensual settlement includes as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provides for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards will have the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement.

If the joint plan of reorganization is approved by the Bankruptcy Court and the District Court and is consummated, GST and OldCo will be re-consolidated with EnPro’s results for financial reporting purposes. EnPro cannot assure you that necessary approvals of the joint plan of reorganization will be obtained and that the joint plan of reorganization will be consummated. Confirmation and consummation of the joint plan of reorganization are subject to a number of risks and uncertainties, certain of which are summarized above in the paragraph following the caption, “Forward-Looking Statements.”

EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes, with respect to GST and OldCo, the confirmation and consummation of the joint plan of reorganization for illustrative purposes only, in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and OldCo and their respective subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement and is based upon the historical balance sheet of EnPro as of March 31, 2017, the estimated fair value of assets and liabilities of GST as of March 31, 2017 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2017 gives effect to the reconsolidation as if it occurred on March 31, 2017. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2017 and 2016 give effect to the reconsolidation as if it had occurred on January 1, 2016.

Under generally accepted accounting principles, the reconsolidation of GST and OldCo requires that the tangible and intangible assets and liabilities of GST be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated	GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST and OldCo	Pro Forma	Reference
Net sales	$295.8	$56.6	$(14.5)	$—	$337.9	(1)
Cost of sales	194.2	36.1	(14.5)	0.3	216.1	(1), (2)
Gross profit	101.6	20.5	—	(0.3)	121.8
Operating expenses:
Selling, general and administrative	72.9	10.8	—	1.4	85.1	(2), (3)
Other	1.3	0.2	—	(0.5)	1.0	(4)
Total operating expenses	74.2	11.0	—	0.9	86.1
Operating income	27.4	9.5	—	(1.2)	35.7
Interest expense	(14.9)	—	8.7	(0.9)	(7.1)	(5)
Interest income	0.1	9.0	(8.7)	—	0.4	(5)
Other expense	(3.2)	(2.1)	—	2.1	(3.2)	(4)
Income before income taxes	9.4	16.4	—	—	25.8
Income tax expense	(3.0)	(5.8)	—	0.4	(8.4)	(6)
Net income	$6.4	$10.6	$—	$0.4	$17.4
Basic earnings per share	$0.30	N/A	N/A	N/A	$0.81
Average common shares outstanding (millions)	21.4				21.4
Diluted earnings per share	$0.30	N/A	N/A	N/A	$0.80
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $14.5 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan or reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$294.9	$51.1	$(11.3)	$—	$334.7	(1)
Cost of sales	197.3	32.5	(11.3)	0.3	218.8	(1), (2)
Gross profit	97.6	18.6	—	(0.3)	115.9
Operating expenses:
Selling, general and administrative	85.6	10.7	—	1.4	97.7	(2), (3)
Other	84.4	49.8	—	(129.9)	4.3	(4)
Total operating expenses	170.0	60.5	—	(128.5)	102.0
Operating income (loss)	(72.4)	(41.9)	—	128.2	13.9
Interest expense	(13.3)	—	8.3	(0.9)	(5.9)	(5)
Interest income	0.2	8.4	(8.3)	—	0.3	(5)
Other expense	(1.6)	(6.1)	—	6.1	(1.6)	(4)
Income (loss) before income taxes	(87.1)	(39.6)	—	133.4	6.7
Income tax benefit (expense)	40.3	14.2	—	(56.7)	(2.2)	(6)
Net income (loss)	$(46.8)	$(25.4)	$—	$76.7	$4.5
Basic earnings (loss) per share	$(2.15)	N/A	N/A	N/A	$0.21
Average common shares outstanding (millions)	21.8				21.8
Diluted earnings (loss) per share	$(2.15)	N/A	N/A	N/A	$0.20
Average common shares outstanding (millions)	21.8			0.2	22.0	(7)

(1)	Eliminate intercompany sales of $11.3 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of March 31, 2017
(Stated in Millions of Dollars)

			Proposed	Eliminate	Effect of		Pro Forma
	Consolidated	GST and	Consensual	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Plan impact (1)	Balances	of GST and OldCo	Pro Forma	Reference
Current assets
Cash and investments	$113.7	$318.3	$(301.6)	$—	$—	$130.4
Accounts receivable	221.9	35.6	—	(20.0)	—	237.5	(4)
Inventories	183.8	17.2	—	—	5.6	206.6	(2)
Notes receivable from EnPro	—	341.4	—	(341.4)	—	—	(3)
Asbestos insurance receivable	—	13.0	38.0	—	—	51.0
Other current assets	35.2	12.0	58.9	(8.4)	—	97.7	(4)
Total current assets	554.6	737.5	(204.7)	(369.8)	5.6	723.2
Property, plant and equipment	215.3	41.1	—	—	19.8	276.2	(2)
Goodwill	201.8	18.3	—	—	(18.3)	201.8	(2)
Other intangible assets	172.2	3.7	—	—	156.7	332.6	(2)
Investment in GST	236.9	—	—	—	(236.9)	—	(6)
Asbestos insurance receivable	—	49.0	(38.0)	—	—	11.0
Deferred income taxes and income taxes receivable	112.1	136.0	(58.9)	(91.9)	—	97.3	(5)
Other assets	36.7	3.3	—	(0.2)	—	39.8	(4)
Total assets	$1,529.6	$988.9	$(301.6)	$(461.9)	$(73.1)	$1,681.9
Current liabilities
Short-term borrowings from GST	$32.1	$—	$—	$(32.1)	$—	$—	(3)
Notes payable to GST	309.3	—	—	(309.3)	—	—	(3)
Current maturities of long-term debt	0.2	—	—	—	—	0.2
Accounts payable	99.0	19.3	1.6	(20.0)	—	99.9	(4)
Asbestos liability	60.8	—	—	—	(60.8)	—	(6)
Accrued expenses	102.6	10.0	—	(8.4)	—	104.2	(4)
Total current liabilities	604.0	29.3	1.6	(369.8)	(60.8)	204.3
Long-term debt	468.8	—	115.2	—	—	584.0
Notes payable to GST	—	—	—	—	—	—	(3)
Asbestos liability	—	498.4	(418.4)	—	—	80.0
Deferred income taxes and income taxes payable	7.3	92.2	—	(91.9)	45.6	53.2	(5), (7)
Other liabilities	87.2	5.2	—	(0.2)	—	92.2	(4)
Total liabilities	1,167.3	625.1	(301.6)	(461.9)	(15.2)	1,013.7
Shareholders' equity	362.3	363.8	—	—	(57.9)	668.2	(8)
Total liabilities and equity	$1,529.6	$988.9	$(301.6)	$(461.9)	$(73.1)	$1,681.9

(1)
We determined that in the establishment of the Trust contemplated by the Proposed Consensual Plan, payments of agreed-upon amounts on the effective date would be funded by cash on hand and additional borrowings of $115.2 million. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. Upon payment of these liabilities, $58.9 million of the new deferred tax asset is reversed and an income tax receivable is established to reflect the tax benefits that will be realized from a carryback of the resulting tax deductions.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $5.6 million adjustment to the carrying value. We reflected a $19.8 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.3 million and $3.7 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $92.2 million. In addition, we identified $68.2 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $91.9 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost, and release liability associated with keep well to OldCo upon reconsolidation.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $45.6 million.

(8)	The entries above resulted in reflecting a $305.9 million after-tax gain upon reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

	2017	2016
Pro forma net income	$17.4	$4.5
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	6.7	5.6
Income tax expense	8.4	2.2
Depreciation and amortization expense	17.1	17.4
Pro forma EBITDA	49.6	29.7
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	0.8	4.3
Acquisition expenses	0.1	0.4
Environmental reserve adjustment	3.3	1.6
Other	0.1	—
Pro forma adjusted EBITDA	$53.9	$36.0

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted EBITDA (Unaudited)."

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$179.3	$75.1	$42.4	$(1.0)	$295.8
Adjustments:
Sales of deconsolidated entities	52.7	0.5	3.4	—	56.6
Intercompany sales	(12.6)	(0.4)	(1.5)	—	(14.5)
Pro forma net sales	$219.4	$75.2	$44.3	$(1.0)	$337.9

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$172.2	$73.7	$50.0	$(1.0)	$294.9
Adjustments:
Sales of deconsolidated entities	49.5	0.6	1.0	—	51.1
Intercompany sales	(10.6)	(0.3)	(0.2)	(0.2)	(11.3)
Pro forma net sales	$211.1	$74.0	$50.8	$(1.2)	$334.7

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$20.3	$9.5	$6.2	36.0
Segment profit of deconsolidated entities	9.0	—	0.9	9.9
Pro forma depreciation and amortization adjustments (1)	(1.7)	—	—	(1.7)
Pro forma segment profit	27.6	9.5	7.1	44.2
Adjustments:
Acquisition expenses	0.1	—	—	0.1
Restructuring costs	0.3	0.5	—	0.8
Depreciation and amortization expense	11.9	4.1	1.1	17.1
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$39.9	$14.1	$8.2	$62.2

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$14.7	$2.1	$1.2	18.0
Segment profit of deconsolidated entities	7.4	0.1	0.2	7.7
Pro forma depreciation and amortization adjustments (1)	(1.7)	—	—	(1.7)
Pro forma segment profit	20.4	2.2	1.4	24.0
Adjustments:
Acquisition expenses	0.4	—	—	0.4
Restructuring costs	1.4	2.9	—	4.3
Depreciation and amortization expense	11.7	4.5	1.1	17.3
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$33.9	$9.6	$2.5	$46.0

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted Net Income (Unaudited)

For the Three Months Ended March 31, 2017 and 2016
(Stated in Millions of Dollars, Except Per Share Data)

	2017	2016
Pro forma net income	$17.4	$4.5
Income tax expense	8.1	1.9
Income before taxes	25.5	6.4
Adjustments:
Restructuring costs	0.8	4.3
Environmental reserve adjustment	3.3	1.6
Acquisition expenses	0.1	0.4
Other	0.1	—
Adjusted income before taxes	29.8	12.7
Adjusted income tax expense	(9.7)	(4.1)
Pro forma adjusted net income	$20.1	$8.6

The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income (Loss) (Unaudited)."